EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Jabil Circuit, Inc.:
      We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-42992) and Form S-8 (Nos. 333-112264, 333-50748, 333-54946, 333-98291 and 333-106123) of Jabil Circuit, Inc. and subsidiaries of our report dated October 25, 2005, with respect to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 2005 and 2004, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended August 31, 2005, and the related financial statement schedule, which report appears in the August 31, 2005 Annual Report on Form 10-K of Jabil Circuit, Inc. and subsidiaries.

/s/ KPMG LLP
Tampa, Florida
October 25, 2005